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                                 EXHIBIT 99.2


                            Conference Call Script


JAMES FRASER:
-------------

Good morning, and thank you for joining us as we discuss Virata's results for the fiscal fourth quarter of 2001.

Before turning the call over to Charles Cotton, Chief Executive Officer of Virata, I would like to read the Company's Safe Harbor statement:

During the course of this call, the Company may make certain forward-looking statements that involve risks and uncertainties. Actual results may differ
materially.   Due to increasing uncertainties in the Company's market, the
Company's degree of visibility on future revenues and earnings and associated confidence level in forecast information is less than in past quarters.

Factors that might cause a difference include, but are not limited to, those relating to general business and economic conditions, evolving industry standards, the pace of development and market acceptance of our products, those of our customers and the DSL market generally, the rate of DSL deployments, commercialization and technological delays or difficulties, changes in customer order patterns and the product volume of such orders, the financial condition of our customers, risks of customer loss, the impact of competitive products and technologies, competitive pricing pressures, manufacturing availability and risks, dependence on third party suppliers, the uncertainties associated with international operations, the possibility of our products infringing patents and other intellectual property of third parties, risks due to limited protection of our intellectual property, product defects, costs of product

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development, our ability to attract and retain employees, the company's ability to extract value from acquisitions, manufacturing and government regulation and other risk factors listed from time to time in the reports and other documents Virata files with the Securities and Exchange Commission, including without limitation, the report on Form 10-Q for the quarter ended December 31, 2000.

Virata assumes no obligation to revise or update the forward-looking statements contained herein to reflect events or circumstances after the date hereof.

With that, I am pleased to introduce and turn the call over to Charles Cotton.

Charles Cotton:
---------------

Good morning ladies and gentlemen and thank you for joining Andy Vought, Chief Financial Officer and myself, to discuss Virata's financial results for the fourth quarter of fiscal 2001, ended April 1, 2001.

I'll start the call by providing a brief update on the issues addressed in the March 14th pre-announcement and then turn the call over to Andy who will review the quarter's numbers with you. Following that, I'll summarize the quarter's highlights, comment on our short-term visibility and outline our future plans for growth and expansion in broadband markets.

Revenue for the quarter of $19.4 million and pro forma loss per share of $0.23 were in line with the pre-announcement we made on the 14th of March.

At that time we discussed several external factors influencing Virata's business, including an overall slowdown in the US economy, delays in expected DSL rollouts, an inventory overhang at some customers, and the resulting shipment cancellations and rescheduling in the US and Asia.

Let me update you on how we see these issues affecting our business today.

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 .  The slowdown in the US economy has impacted many high technology companies in America. However, this situation has not impacted analyst expectations that the number of worldwide DSL roll-outs will more than double in 2001 compared to calendar 2000. Analysts' reports project that around 11 million new DSL lines will be deployed worldwide in calendar 2001 - which compares with 5.0 million new lines in calendar 2000. By region, it is expected that North America, Asia and the combination of Europe and other markets will each comprise approximately one-third of these new deployments. As Virata is strongly positioned in each of these markets, we anticipate that our products will be selected for many of these projected DSL deployments.

 . This brings us to the next issue of service providers delaying certain DSL deployments. We are beginning to see new demand, particularly in Asia, where several new deployments have been recently announced. This new demand has been reflected in new and anticipated orders for the current quarter.

 . With regards to the inventory overhang, which resulted in shipment cancellations and rescheduling from certain customers last quarter, we are seeing signs that the excess inventory in the channel is clearing. However, the cancellations and re-scheduling experienced in the fiscal fourth quarter have resulted in Virata holding higher than target levels of semiconductor inventory. We expect that it will take another two to three quarters to reduce our inventory to target levels.

In summary, there are signs that the inventory build-up in the channel situation is easing and new deployments are increasing, which we believe is leading to a stabilization of our business.

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With that, I will turn the call over to Andy Vought who will review last quarter's financial numbers with you.

ANDY VOUGHT
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Thank you Charles. For the quarter ended April 1, 2001, Virata reported revenues of $19.4 million, in line with the revised guidance we gave on March 14th, 2001. For the entire fiscal 2001 year, revenues totaled $126.3 million, an increase of 480 percent versus fiscal 2000.

Excluding write-off of acquired in-process research and development, amortization of purchased intangible assets, stock compensation expense and UK National Insurance Contribution on stock options, as adjusted net loss for the quarter was $14.2 million; or 23 cents per pro forma basic and diluted share, which is in line with the guidance we gave during the March guidance revisions. As adjusted net loss for the year was $2.0 million or 3 cents per pro forma basic and diluted share.

We had cash and short-term investments of $488 million as of April 1, 2001. Working capital for the period end was $497 million and total stockholders' equity was $874 million.

Semiconductor sales for the quarter were $15.1 million, down from $30.0 million the previous quarter, a 49.6 percent sequential decrease. Semiconductor sales grew 86.4 percent versus the quarter one year ago. For fiscal 2001, semiconductor sales grew 632 percent to $102.8 million.

Software revenues for the quarter decreased 58 percent to $2.0 million. Software revenues decreased 8.3 percent versus the quarter one year ago. For fiscal 2001, software revenues grew 301 percent to $14.9 million.

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Service and royalty revenues increased 14.5 percent, to $2.1 million in the fiscal fourth quarter. Service and royalty revenues increased 242 percent versus the quarter one year ago. For the fiscal year, service and royalty revenues totaled $6.1 million, an increase of 255 percent compared with the prior fiscal year.

Systems revenue totaled $92 thousand in the quarter and $2.5 million for the year.

10% customers for the quarter were Siemens with 37% and Ambit with 10%. Other top customers included Efficient Networks and Tecom. Geographically, 28% of revenues were to North American customers, 23% to Asia and 49% to Europe, including Israel.

Gross margin was 14 percent of revenue, a decrease from the 41 percent of the prior quarter. This quarter's result includes an approximate $7 million inventory provision. This provision is primarily to account for Helium inventory in excess of current backlog. Gross margin would have been approximately 50 percent of revenue if no such provision had been made.

Moving on to expenses, we continue to invest heavily in R&D, which increased 27 percent sequentially to $12.1 million. For the year, R&D expenses increased 181 percent to $34.6 million or 27.4 percent of revenues.

Sales and marketing expenses increased 10.5 percent over the preceding quarter to $6.2 million. For the year, sales and marketing expenses increased 314 percent to $22.2 million or 17.6 percent of revenues.

General and administrative costs increased 6.7 percent sequentially, to $6.0 million. For the year, general and administrative costs increased 227 percent to $19.5 million or 15.5 percent of revenues.

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We exited the quarter with 394 employees, which reflects a 7% reduction in staff
from the end- December level.   Currently, 264 of our employees are engineers.

We had non-cash charges of $27.6 million related to stock compensation expense, UK National Insurance Contribution on stock options, and the amortization of intangible assets acquired in the acquisitions of: RSA Communications, D2 Technologies, Inverness Systems, Excess Bandwidth and Agranat Systems. This charge was included in the calculation for basic and diluted net loss per share, but not included in pro forma basic and diluted net loss per-share. For the year, non-cash charges for the amortization of intangible assets acquired totaled $82.0 million.

Our receivables balance declined from $23.4 million to $14.1 million in the quarter. Our days sales outstanding ratio increased from 57 to 66 days.

Net inventories increased from $15.3 million to $19.7 million. As previously discussed, we created an inventory reserve of approximately $7 million in the quarter to account for inventory, primarily Helium, purchased while market conditions dictated long lead times, but which was not covered by customer backlog at the end of the quarter.

CHARLES COTTON
--------------

Thank you Andy. I am now going to summarize some of the quarter's important developments, comment on our visibility for the first fiscal quarter of FY02 and then close with a brief perspective on market directions and Virata's plans.

As a result of the changed business environment, we took the following actions early in the fiscal fourth quarter:

 . We reduced headcount by approximately 7% and consolidated facilities to save costs;

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 .  Under the leadership of Art Miller our new VP of Engineering, we implemented a clear charter and set product responsibilities for each of our world-class engineering centers; and

 . We revised our business plans to reflect the changing environment and future opportunities for our products, technologies and resources.

While calendar 2001 to date has been a difficult period in terms of revenue generation and order intake, we announced a number of important developments that we anticipate will prove positive for the future:

   1) We won Toshiba as a customer for our Beryllium processor. Toshiba is using Beryllium in its new Toshiba Mobile Office Solution that provides an integrated DSL router and wireless network for connecting notebook PCs.

   2) We announced our next generation Helium processors, the Helium 200 and Helium 210 chips.

   3) We announced the Aluminum 200 DSL chipset, which represents the industry's most complete SHDSL technology platform enabling the design of symmetric DSL products to the new ITU standard.

   4) Earlier this month, we announced security extensions for our ISOS platform that will deliver the industry's first fully-integrated firewall solution for broadband vendors.

   5) At the CES show in Las Vegas, we demonstrated our self-installation technology to a wide range of current and potential customers.

Moving on to our visibility for the first fiscal quarter of 2002. Since the end of the fiscal fourth quarter, there have been signs of stabilization in our business as inventory in the channel is consumed, requests for re-schedules and cancellations diminish and new deployments are announced. However, orders in hand for the quarter and our current projections for new orders shippable to customers within the quarter are at a level such that we can only provide the following guidance. We expect that our revenues will be flat for the first quarter of

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fiscal 2002, or approximately $19 million, and our as-adjusted per share loss will be approximately 15 cents. At this stage, given the continuing uncertainties that we see in the marketplace, we are not prepared to guide beyond this current quarter.

That being said, we continue to believe that the DSL enabled local loop will be the delivery mechanism that connects businesses and homes to a wide range of different digital services - data, voice, music and video. Right now, the primary service that people want is fast Internet access for rapid web page downloads and MP3 file transfers. As a result, we will continue to deliver new products with higher performance and lower total system cost solutions.

During 2001 we anticipate that home and office networking will become increasingly important as users choose to share their DSL connection with multiple PCs on their premises. We are well advanced with reference designs for the various wireless and wire-line technologies.

Next year we expect that digital voice services will start to gain real traction and note that more than 90 of our customers are using our voice and advanced telephony software and semiconductors to design solutions for this market.

In time, we expect that homes and businesses will be equipped with a Multi-Services Gateway that will enable a wide variety of appliances in the home or office to share access to the broadband local loop and to communicate with each other over home and office networks. These appliances will include fixed and mobile phones, PCs, televisions, radios, home entertainment, PDAs, and security systems.

Each of these advances in services and connectivity will drive the requirement for increasingly complex and integrated semiconductors and sophisticated software. Virata's unique ISOS platform is designed to deliver the advances required to

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connect, manage and control this diverse landscape of PCs, appliances and applications.

We believe that with these developments, the ISOS platform that has been adopted by more than 150 OEM customers, will keep Virata at the forefront of broadband markets.

From a business perspective, we have the key resources in place to build on our strong market share position, including:

 .  cash resources of $488 million;

 . World-class engineering operations located in the world's leading development centers;

 . a sales and marketing team of more than 70 professionals with offices in all major countries and through their efforts;

 .  an extensive global customer list including Efficient and Cisco in the US;
   Toshiba in Japan; Siemens and Ericsson in Europe; Ambit and Acer in Taiwan; and Samsung and Hyundai in Korea.

Our plan during this new financial year is to continue to introduce powerful new integrated/low-cost/higher performance products for broadband markets, which leverage our unique software capabilities. We will focus resources in new product development, build partnerships with our customers and control carefully all expenses.

With that Andy and I will be pleased to respond to your questions.

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